Exhibit 10.11

SUPPLY AGREEMENT

between

CREMER OLEO GmbH  & Co KG, Glockengiesserwall 3, 20095 Hamburg,

Germany

— hereinafter referred to as Cremer —

and

Ultragenyx Pharmaceutical Inc , 60 Leveroni Court, Suite 200, Novato, California 94949, United States of America

— hereinafter referred to as Ultragenyx —

- each party also referred to as a “Party” and jointly as the “Parties” –

Preamble

Whereas, Cremer is a producer of oleo chemical products;

Whereas, Ultragenyx is a biotechnology company committed to bringing life-enhancing therapeutics for patients with rare and ultra-rare genetic diseases, also known as orphan diseases, to market;

Whereas, the Parties desire that Cremer supplies to Ultragenyx the product Triheptanoin (hereinafter also referred to as the “ Product ”) in bulk form pursuant to the terms and conditions of this Agreement;

Whereas, Ultragenyx intends to process the Product into a pharmaceutical product in the meaning of Sec. 2 German Pharmaceuticals Act (Arzneimittelgesetz—AMG) and to market the processed Product in the Field (as defined below) (hereinafter referred to as the “Purpose”); and

Whereas, Ultragenyx intends to obtain regulatory approval for the processed Product as a pharmaceutical product in the meaning of Sec. 2 AMG.

Now therefore, the Parties hereto agree as follows:

Article 1 Supply of Product

1)

Subject to the terms and conditions set forth in this Agreement Cremer shall supply Ultragenyx with the Product free from defect and meeting the product specification attached to this Agreement as Annex A (the “Product Specifications”).

2)

Cremer shall supply Ultragenyx exclusively with the Product worldwide. The aforesaid exclusivity is limited to the pharmaceutical sector in the meaning of the AMG, the medical foods sector and the nutritional supplement sector (collectively, the “Field”). Cremer may supply the Product to other customers outside of the Field.

3)	Ultragenyx shall purchase the Product exclusively from Cremer.

Article 2 Orders and Delivery

1)

The Product will be ordered by Ultragenyx through purchase orders. Purchase orders shall be submitted in any written or electronic form or by facsimile, setting out the quantity of Product required and the date for delivery. Cremer shall give its order confirmation in writing stating the quantity and Price (as defined below). Cremer shall not be obliged to deliver the Product in the absence of a written order confirmation given to Ultragenyx.

2)	Delivery of the Product in bulk form by Cremer shall be EXW (Incoterms 2010), unless otherwise agreed in writing by the Parties.

3)	Within thirty (30) days of execution of this Agreement, Cremer shall deliver to Ultragenyx the Master Batch Record for the Product for Ultragenyx to review.

4)	All Product shall be delivered with the applicable certificate of analysis and batch records for the Product delivered and an invoice for the quantity of Product delivered.

5)

If Ultragenyx obtains regulatory approval for the processed Product, the Parties shall enter into a separate commercial supply agreement for the Product that sets forth the forecasting and ordering mechanism for commercial supply of the Product, enablement of the manufacturing process in the event of a failure to supply, the term of such commercial supply agreement and other customary terms and conditions.

Article 3 Prices and payment

1)

The prices payable by Ultragenyx to Cremer for the Product (the “Price”) shall be agreed once every contract year; provided, that the Price may not increase more than the German Producer Price Index for such period or 5%, whichever is higher. At the date of signing the Parties agree on a Price of €85 per kilogram for the Product.

2)

If the parties cannot agree on a price for the Product by the beginning of a following contract year, Cremer may refuse to deliver the Product to Ultragenyx until the Parties agreed on a respective price.

3)	Payments shall be made by Ultragenyx in Euro and within 30 days after receipt of a proper invoice.

4)	Transfer of title with respect to any Product shall be subject to full payment and settlement of all claims Cremer may have against Ultragenyx in connection with the execution of this Agreement.

Article 4 Specification; Warranties; Cremer’s Liability; Indemnification

1)

The Parties assume that the Product constitutes an active pharmaceutical ingredient in the meaning of Sec. 4 para. 19 AMG. Ultragenyx shall process the Product into a pharmaceutical product in the meaning of Sec. 2 AMG and market the processed Product as a pharmaceutical product in the meaning of Sec 2 AMG and to perform clinical trials. Cremer does not participate in the processing, manufacturing and marketing of the respective pharmaceutical product or in the clinical trials.

2)

Upon execution of this Agreement and any purchase order, Cremer shall provide Ultragenyx with following documentation regarding the Product: Certificate of Analysis and the applicants’ part of the Drug Master File once compiled.

3)

Cremer represents and warrants that all quantities of Product delivered under the Agreement were manufactured in accordance with GMP. The Product shall be free from defects if it is within the specifications according to Annex A.

4)

Cremer represents and warrants that it has not received any written notice from a third party alleging that the manufacture, use or sale of the Product infringes intellectual property rights of a third party.

5)

Ultragenyx will perform final release of the Product. Ultragenyx may rely on the documentation provided by Cremer and Ultragenyx will not need to independently test the Product unless Ultragenyx determines such independent testing is necessary. In the event that the Product fails to conform to the Product Specifications, and/or GMP, Ultragenyx may reject the Product by giving written notice to Cremer within fifteen (15) days after receipt of the Product and all documentation (except such fifteen (15) day period will not apply for any latent defect). Within thirty (30) days following receipt of the rejected and returned Product from Ultragenyx, Cremer will, at Ultragenyx’s choice, replace such quantity of Product with Product conforming to the Product Specifications, and GMP or refund Ultragenyx the Price paid for such Product.

6)

Cremer does not warrant or represent that the Product is effective in a pharmaceutical way within the meaning of Sec. 4 para. 19 AMG. Cremer does not warrant or represent that the Product is safe in a pharmaceutical and pharmacological way. Cremer does not warrant or represent that the Product is suitable for the intended Purpose by Ultragenyx. Cremer is not a pharmaceutical manufacturer within the meaning of Sec. 4 para. 18 AMG. Cremer’s liability in connection with the Purpose and the processing and marketing of a pharmaceutical product is excluded. No. 9 below applies.

7)

Except for a claim arising out of Cremer’s intentional misconduct or gross negligence under this Agreement, in the event of legal proceedings being instituted against Cremer by a third party arising out of Ultragenyx’s development, processing and commercialization of the Product, Ultragenyx shall indemnify and keep indemnified Cremer in full against all damages, losses, injuries, costs and expenses in connection with such legal proceedings. Cremer will inform Ultragenyx about any legal proceedings being instituted against Cremer without delay. Ultragenyx shall control the respective legal proceedings but shall not settle any claim that admits fault on behalf of Cremer without Cremer’s consent (not be unreasonably withheld).

8)

In the event of legal proceedings being instituted against Ultragenyx by a third party arising out of Cremer’s intentional misconduct or gross negligence under this Agreement, Cremer shall indemnify and keep indemnified Ultragenyx in full against all damages, losses, injuries, costs and expenses in connection with such legal proceedings. Ultragenyx will inform Cremer about any legal proceedings being instituted against Ultragenyx without delay. Cremer shall control the respective legal proceedings but shall not settle any claim without Ultragenyx’s consent (not be unreasonably withheld).

9)

Cremer’s liability arising from this Agreement is limited to intentional misconduct or gross negligence. This limitation of liability does not apply to the injury of the life, body or health of a person, to claims according to the Product Liability Act (Produkthaftungsgesetz) or any other coercive legal liability claims.

10)

NEITHER PARTY MAY CLAIM AND NEITHER PARTY IS LIABLE FOR CLAIMS FOR INDIRECT DAMAGES AND LOSSES, SUCH AS SPECIAL OR CONSEQUENTIAL LOSS OR DAMAGE, ANY LOSS OF ACTUAL OR ANTICIPATED PROFIT, OR REVENUE, ANTICIPATED SAVINGS OR BUSINESS OR DAMAGE TO GOODWILL OR BRAND EQUITY, ARE EXCLUDED.

Article 5 Term and Termination

1)

This Agreement shall become effective on the date of its execution and shall remain in force for three years (the “Initial Term”). Thereafter, the Agreement shall be automatically renewed for additional two year periods (each a “Renewal Term”, the Initial Term and all Renewal Terms, the “Term”) unless either Party notifies the other Party of its intention not to renew in writing at least three calendar months before the expiration of the then current Term.

2)

If a Party materially breaches an obligation under this Agreement and does not cure such breach within sixty (60) days of receiving notice of such breach from the non-breaching Party, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party.

3)	Every termination has to be in writing.

Article 6 General Terms and Conditions

The application of General Terms and Conditions of any Party is excluded.

Article 7 Product Development

At the request and expense of Ultragenyx, Cremer shall perform development work for Ultragenyx to develop new formulations of the Product. All such work shall be performed pursuant to a statement of work (including a budget) to be agreed upon by the Parties and attached as an annex to this Agreement (each, a “Statement of Work”). In the event that in the course of performing a Statement of Work new Product know-how and intellectual property rights may result, can be created or have been created the Parties will enter into a separate Agreement in order to define the rights and duties regarding the aforesaid know how and intellectual property rights.

Article 8 Invalidity

In the event that any individual clauses of these terms and conditions are, or shall become, invalid, this shall not affect the validity of the remaining clauses. An invalid condition shall be deemed to have been replaced by such provision which is legally valid and corresponds nearest to the economic purpose of the clause originally deemed invalid.

Article 9 Applicable Law; Modifications; Annexes; Miscellaneous

1)

The laws of the Federal Republic of Germany shall apply to the Agreement and any legal relations thereof, especially any purchase order, between Cremer and Ultragenyx shall be governed by that law. The law of the United Nations Conventions of the formation of Agreements for the international sale of goods (CISG) is excluded. Exclusive place of Jurisdiction is Hamburg, Germany.

2)	No addition or modification to this Agreement shall be valid unless made in writing and signed by the Parties.

3)	The Annex attached to this Agreement form an integral part of the Agreement.

4)

This Agreement, including the Annexes and any Statement of Work, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto except the Confidentiality Agreement between the parties dated September 26th, 2012. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and assigns.

5)

All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

6)

Each Party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address specified above, by personal delivery, by certified or registered mail (postage prepaid and return receipt requested), by a nationally-recognized overnight carrier, or by facsimile transmission with electronic confirmation of transmission. Notice will be effective upon receipt or refusal of delivery. Each Party may change its address for receipt of notice by giving notice of such change to the other Party.

7)

This Agreement may be executed in counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Hamburg, November 19 th , 2012

/s/ Thomas Kassberg	/s/ Dr. R. Stephan
Ultragenyx Pharmaceutical Inc	CREMER OLEO GmbH & Co KG CREMER OLEO GmbH & Co. KG Postfach 10 11 20, D-20007 Hamburg Tel: 040/320 11-0, Telefax 320 11-400

Annex A — Specification of the Product

Trihepatanoin (Heptansäuretriglycerid)

No	Test	EP Method	Limits
1	Appearance	2.2.1,	clear
2	Color	2.2.2	Slightly yellowish, oily liquid, less intense Y3
3	Relative Density	2.2.5	0,95-0,98
4	Refraction Index	2.2.6	1,4445-1,4465
5	Viscosity	2.2.9	15-23 mPa*s
6	Acid value	2.5.1	<0.2
7	Hydroxyl value	2.5.3 Method B	max 10
8	Iodine value	2.5.4	max 1.0
9	Peroxide value	2.5.5 Method A	max 1.0
10	Saponification value	2.5.6	330-415
11	Composition of fatty acids	2.4.22	C7 > 95%
12	Heavy Metal		≤ 20 ppm
13	Water	2.5.12	max 0.2%
18	Total ash	2.4.16	max 0.1%